Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated November 14, 2014, February 13, 2015 as to Note 17, relating to the financial statements of ViewRay Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph relating to ViewRay Incorporated’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

February 13, 2015